Exhibit 99.3

To the Limited Partners of

CMF Drury Capital Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Alper Daglioglu President and Director Ceres Managed Futures LLC General Partner, CMF Drury Capital Master Fund L.P.

Ceres Managed Futures LLC
522 Fifth Avenue 14th Floor New York, NY 10036 855-672-4468

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

CMF Drury Capital Master Fund L.P.:

We have audited the accompanying statements of financial condition of CMF Drury Capital Master Fund L.P. (the “Partnership”), including the condensed schedules of investments, as of December 31, 2013 and 2012, and the related statements of income and expenses and changes in partners’ capital for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of CMF Drury Capital Master Fund L.P. as of December 31, 2013 and 2012, and the results of its operations and changes in its partners’ capital for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
New York, New York
March 25, 2014

CMF Drury Capital Master Fund L.P.

Statements of Financial Condition

December 31, 2013 and 2012

	2013	2012
Assets:
Equity in trading account:
Cash (Note 3c)	$17,921,233	$73,175,013
Cash margin (Note 3c)	5,223,960	20,301,515
Net unrealized appreciation on open futures contracts	1,854,365	1,075,168

Total assets	$24,999,558	$94,551,696

Liabilities and Partners’ Capital:
Liabilities:
Net unrealized depreciation on open forward contracts	$317,529	$548,413
Accrued expenses:
Clearing fees due to MS&Co	1,987	—
Professional fees	26,177	55,089

Total liabilities	345,693	603,502

Partners’ Capital:
General Partner, 0.0000 unit equivalents at December 31, 2013 and 2012	—	—
Limited Partners, 10,361.2557 and 44,656.0466 units outstanding at December 31, 2013 and 2012, respectively	24,653,865	93,948,194

Total liabilities and partners’ capital	$24,999,558	$94,551,696

Net asset value per unit	$2,379.43	$2,103.82

See accompanying notes to financial statements.

CMF Drury Capital Master Fund L.P.

Condensed Schedule of Investments

December 31, 2013

	Notional ($)/ Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Energy	257	$(78,269)	(0.32)%
Grains	65	21,076	0.09
Indices	396	1,123,975	4.56
Interest Rates U.S.	439	(70,672)	(0.29)
Interest Rates Non-U.S.	538	(198,971)	(0.81)
Metals	22	40,403	0.16
Softs	73	(17,560)	(0.07)

Total futures contracts purchased		819,982	3.32

Futures Contracts Sold
Grains	289	620,561	2.52
Interest Rates U.S.	23	7,807	0.03
Interest Rates Non-U.S.	166	77,264	0.31
Metals	63	338,650	1.38
Softs	47	(9,899)	(0.04)

Total futures contracts sold		1,034,383	4.20

Unrealized Appreciation on Open Forward Contracts
Currencies	$13,998,819	347,425	1.41
Metals	389	839,131	3.40

Total unrealized appreciation on open forward contracts		1,186,556	4.81

Unrealized Depreciation on Open Forward Contracts
Currencies	$9,168,834	(287,619)	(1.17)
Metals	424	(1,216,466)	(4.93)

Total unrealized depreciation on open forward contracts		(1,504,085)	(6.10)

Net fair value		$1,536,836	6.23%

See accompanying notes to financial statements.

CMF Drury Capital Master Fund L.P.

Condensed Schedule of Investments

December 31, 2012

	Notional ($)/Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Energy	506	$(775,024)	(0.83)%
Indices	1,519	2,162,099	2.30
Interest Rates U.S.	1,724	(670,907)	(0.71)
Interest Rates Non-U.S.	2,665	(215,825)	(0.23)
Metals	3	(22,860)	(0.02)
Softs	81	(62,370)	(0.07)

Total futures contracts purchased		415,113	0.44

Futures Contracts Sold
Energy	178	(881,505)	(0.94)
Grains	782	1,233,838	1.31
Indices	141	(78,945)	(0.08)
Metals	28	(77,700)	(0.08)
Softs	674	464,367	0.49

Total futures contracts sold		660,055	0.70

Unrealized Appreciation on Open Forward Contracts
Currencies	$106,256,573	3,102,626	3.30
Metals	1,094	2,513,979	2.68

Total unrealized appreciation on open forward contracts		5,616,605	5.98

Unrealized Depreciation on Open Forward Contracts
Currencies	$82,275,100	(1,457,827)	(1.55)
Metals	1,410	(4,707,191)	(5.01)

Total unrealized depreciation on open forward contracts		(6,165,018)	(6.56)

Net fair value		$526,755	0.56%

See accompanying notes to financial statements.

CMF Drury Capital Master Fund L.P.

Statements of Income and Expenses

for the years ended December 31, 2013, 2012 and 2011

	2013	2012	2011
Investment Income:
Interest income	$18,281	$54,105	$37,230

Expenses:
Clearing fees	178,073	285,377	223,517
Professional fees	96,152	69,666	74,242

Total expenses	274,225	355,043	297,759

Net investment income (loss)	(255,944)	(300,938)	(260,529)

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	8,493,507	9,158,639	(22,653,507)
Change in net unrealized gains (losses) on open contracts	1,010,081	(9,734,834)	4,793,732

Total trading results	9,503,588	(576,195)	(17,859,775)

Net income (loss)	$9,247,644	$(877,133)	$(18,120,304)

Net income (loss) per unit (Note 6)*	$276.29	$(48.86)	$(327.81)

Weighted average units outstanding	28,314.1192	49,461.3910	54,902.2467

*	Based on change in net asset value per unit before distribution of interest income to feeder funds.

See accompanying notes to financial statements.

CMF Drury Capital Master Fund L.P.

Statements of Changes in Partners’ Capital

for the years ended

December 31, 2013, 2012 and 2011

Partners’ Capital
Partners’ Capital at December 31, 2010	$123,074,679
Net income (loss)	(18,120,304)
Subscriptions of 9,904.3704 Redeemable Units	24,124,826
Redemptions of 3,999.7924 Redeemable Units	(9,537,551)
Distribution of interest income to feeder funds	(37,230)

Partners’ Captial at December 31, 2011	119,504,420
Net income (loss)	(877,133)
Subscriptions of 596.4641 Redeemable Units	1,400,000
Redemptions of 11,425.9061 Redeemable Units	(26,024,988)
Distribution of interest income to feeder funds	(54,105)

Partners’ Capital at December 31, 2012	93,948,194
Net income (loss)	9,247,644
Subscriptions of 762.7148 Redeemable Units	1,810,000
Redemptions of 35,057.5057 Redeemable Units	(80,333,692)
Distribution of interest income to feeder funds	(18,281)

Partners’ Capital at December 31, 2013	$24,653,865

Net asset value per unit:

2011:	$2,153.80

2012:	$2,103.82

2013:	$2,379.43

See accompanying notes to financial statements.

CMF Drury Capital Master Fund L.P.

Notes to Financial Statements

December 31, 2013

1.	Partnership Organization:

CMF Drury Capital Master Fund L.P. (the “Master”) is a limited partnership which was organized under the partnership laws of the State of New York to engage in the speculative trading of a diversified portfolio of commodity interests including futures contracts, options, swaps and forward contracts. The sectors traded include currencies, energy, grains, U.S. and non-U.S. interest rates, indices, softs and metals. The commodity interests that are traded by the Master are volatile and involve a high degree of market risk. The Master may sell an unlimited number of redeemable units of limited partnership interest (“Redeemable Units”).

Ceres Managed Futures LLC, a Delaware limited liability company, acts as the general partner (the “General Partner”) and commodity pool operator of the Master. The General Partner is wholly owned by Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). MSSB Holdings is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange and Morgan Stanley is engaged in various financial services and other businesses. Prior to June 28, 2013, Morgan Stanley indirectly owned a majority equity interest in MSSB Holdings and Citigroup Inc. indirectly owned a minority equity interest in MSSB Holdings. Prior to July 31, 2009, the date as of which MSSB Holdings became its owner, the General Partner was wholly owned by Citigroup Financial Products Inc., a wholly owned subsidiary of Citigroup Global Markets Holdings Inc., the sole owner of which is Citigroup Inc. As of December 31, 2013, all trading decisions for the Master are made by the Advisor (defined below).

On August 1, 2005 (commencement of trading operations), Tactical Diversified Futures Fund L.P. (“Tactical Diversified”) and Institutional Futures Portfolio L.P. (“Institutional Portfolio”) allocated a portion of their capital to the Master. Tactical Diversified purchased 120,720.7387 Redeemable Units with cash equal to $117,943,206 and a contribution of open commodity futures and forward contracts with a fair value equal to $2,777,533. Institutional Portfolio purchased 4,860.0990 Redeemable Units with cash equal to $4,860,099. The Master was formed to permit commodity pools managed by Drury Capital, Inc., an Illinois Corporation, (the “Advisor”) using the Diversified Trend-Following Program, the Advisor’s proprietary, systematic trading system, to invest together in one trading vehicle.

During the period covered by the report, the Master’s commodity brokers were Morgan Stanley and Co. LLC (“MS&Co”) and Citigroup Global Markets Inc. (“CGM”).

The Master operates under a structure where its investors consist of Tactical Diversified and Institutional Portfolio (each a “Feeder”, and collectively the “Funds”). Tactical Diversified and Institutional Portfolio owned approximately 90.0% and 10.0% of the Master at December 31, 2013, respectively. Tactical Diversified and Institutional Portfolio owned approximately 85.4% and 14.6% of the Master at December 31, 2012, respectively.

The Master will be liquidated upon the first to occur of the following: December 31, 2026; or under certain other circumstances as defined in the limited partnership agreement of the Master (the “Limited Partnership Agreement”).

2.	Accounting Policies:

a.	Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

b.	Statement of Cash Flows. The Master is not required to provide a Statement of Cash Flows.

CMF Drury Capital Master Fund L.P.

Notes to Financial Statements

December 31, 2013

c.	Master’s Investments. All commodity interests of the Master including derivative financial instruments and derivative commodity instruments are held for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded at fair value (as described below) at the measurement date. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses are realized when contracts are liquidated. Unrealized gains or losses on open contracts are included as a component of equity in trading account on the Statements of Financial Condition. Net realized gains or losses and any change in net unrealized gains or losses from the preceding period are included in the Statements of Income and Expenses.

Master’s Fair Value Measurements.    Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement falls in its entirety shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety. Management has concluded that, based on available information in the marketplace, the Master’s Level 1 assets and liabilities are actively traded.

GAAP also requires the use of judgment in determining if a formerly active market has become inactive and in determining fair values when the market has become inactive. Management has concluded that, based on available information in the marketplace, there has not been a significant decrease in the volume and level of activity in the Master’s Level 2 assets and liabilities.

The Master will separately present purchases, sales, issuances, and settlements in its reconciliation of Level 3 fair value measurements (i.e., to present such items on a gross basis rather than on a net basis), and make disclosures regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy as required under GAAP.

On October 1, 2012, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2012-04, “Technical Corrections and Improvements,” which makes minor technical corrections and clarifications to Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures.” When the FASB issued Statement 157 (codified in ASC 820), it conformed the use of the term “fair value” in certain pre-codification standards but not others. ASU 2012-04 conforms the term’s use throughout the ASC “to fully reflect the fair value measurement and disclosure requirements” of ASC 820. ASU 2012-04 also amends the requirements that must be met for an investment company to qualify for the exemption from presenting a statement of cash flows. Specifically, it eliminates the requirements that substantially all of an entity’s investments be carried at “market value” and that the investments be highly liquid. Instead, it requires substantially all of the entity’s investments to be carried at “fair value” and classified as Level 1 or Level 2 measurements under ASC 820.

The Master considers prices for exchange-traded commodity futures, forwards, swaps and option contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of non-exchange-traded forwards, swaps and certain option contracts for which market quotations are not readily available are priced by

CMF Drury Capital Master Fund L.P.

Notes to Financial Statements

December 31, 2013

broker-dealers that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the years ended December 31, 2013 and 2012, the Master did not hold any derivative instruments that were priced at fair value using unobservable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3). During the years ended December 31, 2013 and 2012, there were no transfers of assets or liabilities between Level 1 and Level 2.

	December 31, 2013	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Futures	$2,470,340	$2,470,340	$—	$—
Forwards	1,186,556	839,131	347,425	—

Total assets	3,656,896	3,309,471	347,425	—

Liabilities
Futures	$615,975	$615,975	$—	$—
Forwards	1,504,085	1,216,466	287,619	—

Total liabilities	2,120,060	1,832,441	287,619	—

Net fair value	$1,536,836	$1,477,030	$59,806	$—

	December 31, 2012	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Futures	$5,006,599	$5,006,599	$—	$—
Forwards	5,616,605	2,513,979	3,102,626	—

Total assets	10,623,204	7,520,578	3,102,626	—

Liabilities
Futures	$3,931,431	$3,931,431	$—	$—
Forwards	6,165,018	4,707,191	1,457,827	—

Total liabilities	10,096,449	8,638,622	1,457,827	—

Net fair value	$526,755	$(1,118,044)	$1,644,799	$—

d	Futures Contracts. The Master trades futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. When the contract is closed, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Net unrealized gains (losses) and changes in net unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses.

CMF Drury Capital Master Fund L.P.

Notes to Financial Statements

December 31, 2013

e.	Forward Foreign Currency Contracts. Forward foreign currency contracts are those contracts where the Master agrees to receive or deliver a fixed quantity of foreign currency for an agreed-upon price on an agreed future date. Forward foreign currency contracts are valued daily, and the Master’s net equity therein, representing unrealized gain or loss on the contracts as measured by the difference between the forward foreign exchange rates at the dates of entry into the contracts and the forward rates at the reporting date, is included in the Statements of Financial Condition. Realized gains (losses) and changes in unrealized gains (losses) on forward foreign currency contracts are recognized in the period in which the contract is closed or the changes occur, respectively, and are included in the Statements of Income and Expenses.

The Master does not isolate that portion of the results of operations arising from the effect of changes in foreign exchange rates on investments from fluctuations from changes in market prices of investments held. Such fluctuations are included in net gain (loss) on investments in the Statements of Income and Expenses.

f.	London Metals Exchange Forward Contracts. Metal contracts traded on the London Metals Exchange (“LME”) represent a firm commitment to buy or sell a specified quantity of aluminum, copper, lead, nickel, tin or zinc. LME contracts traded by the Master are cash-settled based on prompt dates published by the LME. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. A contract is considered offset when all long positions have been matched with a like number of short positions settling on the same prompt date. When the contract is closed at the prompt date, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in LME contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the broker, directly with the LME. Realized gains (losses) on metal contracts are included in the Statements of Income and Expenses.

g.	Income and Expenses Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests are determined on each valuation day and allocated pro rata among the Funds at the time of such determination.

h.	Income Taxes. Income taxes have not been provided as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses.

GAAP provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements, and requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Master’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the Master level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. The General Partner has concluded that no provision for income tax is required in the Master’s financial statements.

The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2010 through 2013 tax years remain subject to examination by U.S. Federal and most state tax authorities. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

i.	Subsequent Events. The General Partner evaluates events that occur after the balance sheet date but before financial statements are issued. The General Partner has assessed the subsequent events through the date of issuance and determined that there were no subsequent events requiring adjustment of or disclosure in the financial statements.

CMF Drury Capital Master Fund L.P.

Notes to Financial Statements

December 31, 2013

j.	Recent Accounting Pronouncements. In June 2013, the FASB issued ASU 2013-08, “Financial Services — Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements”. ASU 2013-08 changes the approach to the investment company assessment, requires non-controlling ownership interests in other investment companies to be measured at fair value, and requires additional disclosures about the investment company’s status as an investment company. The amendments are effective for interim and annual reporting periods beginning after December 15, 2013. The Master is currently evaluating the impact this pronouncement would have on the financial statements.

k.	Net Income (loss) per unit. Net income (loss) per unit is calculated in accordance with investment company guidance. See Note 6, for “Financial Highlights.”

3.	Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Master including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, has entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The Advisor is not affiliated with the General Partner or CGM/MS&Co. and is not responsible for the organization or operation of the Master. The Management Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement are borne by the Funds. The Management Agreement may be terminated upon notice by either party.

c.	Customer Agreement:

Prior to and during part of the third quarter of 2013, the Master was party to a Customer Agreement with CGM (the “CGM Customer Agreement”). During the third quarter of 2013, the Master entered into a Customer Agreement with MS&Co. (the “MS&Co. Customer Agreement”). During the second quarter of 2013, the Master also entered into a foreign exchange brokerage account agreement with MS&Co. The Master has terminated the CGM Customer Agreement.

Under the CGM Customer Agreement, CGM provided services to the Master, including, among other things, the execution and clearing of transactions for the Master’s account in accordance with orders placed by the Advisor. All exchange, clearing, service, user, give-up, floor brokerage and National Futures Association (“NFA”) fees (collectively the “CGM clearing fees”) were borne by the Master and allocated to the Funds. All other fees including CGM’s direct brokerage fees were borne by the Funds. During the term of the CGM Customer Agreement, all of the Master’s assets were deposited in the Master’s account at CGM. The Master’s cash was deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2012, the amount of cash held by the Master for margin requirements was $20,301,515.

Under the MS&Co. Customer Agreement and the foreign exchange brokerage account agreement, the Master will pay MS&Co. trading fees for the clearing and, where applicable, the execution of transactions. Further all trading, exchange, clearing, user, give-up, floor brokerage and NFA fees (collectively the “MS&Co clearing fees” and together with the CGM clearing fees, the “clearing fees”) are borne by the Master and allocated to the Funds. All

CMF Drury Capital Master Fund L.P.

Notes to Financial Statements

December 31, 2013

other fees are borne by the Funds. All of the Master’s assets are deposited in the Master’s account at MS&Co. The Master’s cash is deposited by MS&Co. in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2013, the amount of cash held by the Master for margin requirements was $5,223,960. The MS&Co. Customer Agreement may generally be terminated upon notice by either party.

4.	Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The MS&Co Customer Agreement with the Master gives, and the CGM Customer Agreement with the Master gave, the Master the legal right to net unrealized gains and losses on open futures and forward contracts. The Master nets, for financial reporting purposes, the unrealized gains and losses on open futures and forward contracts on the Statements of Financial Condition as the criteria under Accounting Standards Codification (“ASC”) 210-20, “Balance Sheet,” have been met.

On January 1, 2013, the Master adopted ASU 2011-11, “Disclosure about Offsetting Assets and Liabilities” and ASU 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” ASU 2011-11 created a new disclosure requirement about the nature of an entity’s rights to setoff and the related arrangements associated with its financial instruments and derivative instruments, while ASU 2013-01 clarified the types of instruments and transactions that are subject to the offsetting disclosure requirements established by ASU 2011-11. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial condition and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of these disclosures is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of International Financial Reporting Standards (“IFRS”). The new guidance did not have a significant impact on the Master’s financial statements.

The following tables summarize the valuation of the Master’s investments as of December 31, 2013 and December 31, 2012, respectively.

December 31, 2013	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Net Amounts Presented in the Statements of Financial Condition
Assets
Futures	$2,470,340	$(615,975)	$1,854,365
Forwards	1,186,556	(1,186,556)	—

Total Assets	3,656,896	(1,802,531)	$1,854,365

Liabilities
Futures	$(615,975)	$615,975	$—
Forwards	(1,504,085)	1,186,556	(317,529)

Total Liabilities	$(2,120,060)	$1,802,531	$(317,529)

Net fair value			$1,536,836

CMF Drury Capital Master Fund L.P.

Notes to Financial Statements

December 31, 2013

December 31, 2012	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Net Amounts Presented in the Statements of Financial Condition
Assets
Futures	$5,006,599	$(3,931,431)	$1,075,168
Forwards	5,616,605	(5,616,605)	—

Total Assets	$10,623,204	$(9,548,036)	$1,075,168

Liabilities
Futures	$(3,931,431)	$3,931,431	$—
Forwards	(6,165,018)	5,616,605	(548,413)

Total Liabilities	$(10,096,449)	$9,548,036	$(548,413)

Net fair value			$526,755

All of the commodity interests owned by the Master are held for trading purposes. The monthly average number of futures contracts traded during the years ended December 31, 2013 and 2012 were 4,606 and 8,899, respectively. The monthly average number of metals forward contracts traded during the years ended December 31, 2013 and 2012 were 1,540 and 1,999, respectively. The monthly average notional values of currency forward contracts during the years ended December 31, 2013 and 2012 were $216,896,818 and $382,681,782, respectively.

The following tables indicate the gross fair values of derivative instruments of futures and forward contracts as separate assets and liabilities as of December 31, 2013 and 2012.

Assets	December 31, 2013
Futures Contracts
Energy	$126,600
Grains	667,867
Indices	1,123,975
Interest Rates U.S.	7,807
Interest Rates Non-U.S.	138,542
Metals	379,053
Softs	26,496

Total unrealized appreciation on open futures contracts	$2,470,340

Liabilities

Futures Contracts
Energy	$(204,869)
Grains	(26,230)
Interest Rates U.S.	(70,672)
Interest Rates Non-U.S.	(260,249)
Softs	(53,955)

Total unrealized depreciation on open futures contracts	$(615,975)

Net unrealized appreciation on open futures contracts	$1,854,365 *

*	This amount is included in “Net unrealized appreciation on open futures contracts” on the Statements of Financial Condition.

CMF Drury Capital Master Fund L.P.

Notes to Financial Statements

December 31, 2013

Assets	December 31, 2013
Forward Contracts
Currencies	$347,425
Metals	839,131

Total unrealized appreciation on open forward contracts	$1,186,556

Liabilities
Forward Contracts
Currencies	$(287,619)
Metals	(1,216,466)

Total unrealized depreciation on open forward contracts	$(1,504,085)

Net unrealized depreciation on open forward contracts	$(317,529)**

**	This amount is included in “Net unrealized depreciation on open forward contracts” on the Statements of Financial Condition.

Assets	December 31, 2012
Futures Contracts
Energy	$583,441
Grains	1,252,768
Indices	2,297,961
Interest Rates Non-U.S.	340,727
Softs	531,702

Total unrealized appreciation on open futures contracts	$5,006,599

Liabilities

Futures Contracts
Energy	$(2,239,970)
Grains	(18,930)
Indices	(214,807)
Interest Rates U.S.	(670,907)
Interest Rates Non-U.S.	(556,552)
Metals	(100,560)
Softs	(129,705)

Total unrealized depreciation on open futures contracts	$(3,931,431)

Net unrealized appreciation on open futures contracts	$1,075,168 *

*	This amount is included in “Net unrealized appreciation on open futures contracts” on the Statements of Financial Condition.

CMF Drury Capital Master Fund L.P.

Notes to Financial Statements

December 31, 2013

Assets	December 31, 2012
Forward Contracts
Currencies	$3,102,626
Metals	2,513,979

Total unrealized appreciation on open forward contracts	$5,616,605

Liabilities
Forward Contracts
Currencies	$(1,457,827)
Metals	(4,707,191)

Total unrealized depreciation on open forward contracts	$(6,165,018)

Net unrealized depreciation on open forward contracts	$(548,413)**

**	This amount is included in “Net unrealized depreciation on open forward contracts” on the Statements of Financial Condition.

The following tables indicate the trading gains and losses, by market sector, on derivative instruments for the years ended December 31, 2013, 2012 and 2011.

Sector	December 31, 2013 Gain (loss) from trading	December 31, 2012 Gain (loss) from trading		December 31, 2011 Gain (loss) from trading
Currencies	$(1,694,531)	$(2,188,102)		$(3,459,781)
Energy	(6,681,122)	146,304		(695,792)
Grains	2,215,273	(1,778,521)		(2,476,535)
Indices	10,802,483	7,493,980		(17,575,406)
Interest Rates U.S.	(1,048,916)	1,846,028		5,825,544
Interest Rates Non-U.S.	(1,901,604)	5,701,244		2,383,256
Metals	7,643,367	(11,312,751)		(3,034,184)
Softs	168,638	(484,377)		1,173,123

Total	$9,503,588 ***	$(576,195	)***	$(17,859,775	)***

***	This amount is included in “Total trading results” on the Statements of Income and Expenses.

5.	Subscriptions, Distributions and Redemptions:

Subscriptions are accepted monthly from investors and they become limited partners on the first day of the month after their subscription is processed. A limited partner may withdraw all or part of its capital contribution and undistributed profits, if any, from the Master in multiples of the net asset value per Redeemable Unit as of the end of any month. The Redeemable Units are classified as a liability when the limited partner elects to redeem and informs the Master.

CMF Drury Capital Master Fund L.P.

Notes to Financial Statements

December 31, 2013

6.	Financial Highlights:

Changes in the net asset value per unit for the years ended December 31, 2013, 2012 and 2011 were as follows:

	2013	2012	2011
Net realized and unrealized gains (losses)*	$280.42	$(48.53)	$(327.13)
Interest income	0.68	1.12	0.69
Expenses**	(4.81)	(1.45)	(1.37)

Increase (decrease) for the year	276.29	(48.86)	(327.81)
Distribution of interest income to feeder funds	(0.68)	(1.12)	(0.69)
Net asset value per unit, beginning of year	2,103.82	2,153.80	2,482.30

Net asset value per unit, end of year	$2,379.43	$2,103.82	$2,153.80

Ratios to Average Net Assets:
Net investment income (loss)***	(0.4)%	(0.3)%	(0.2)%

Operating expenses	0.5%	0.3%	0.2%

Total return	13.1%	(2.3)%	(13.2)%

*	Includes clearing fees.

**	Excludes clearing fees.

***	Interest income less total expenses.

The above ratios may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the limited partner class using the limited partners’ share of income, expenses and average net assets.

7.	Financial Instrument Risks:

In the normal course of business, the Master is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures, options and swaps whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash balances, or to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange, a swap execution facility or over-the-counter (“OTC”). Exchange-traded instruments include futures and certain standardized forwards, swaps and option contracts. Certain swap contracts may also be traded on a swap execution facility or OTC. OTC contracts are negotiated between contracting parties and also include certain forwards, and option contracts. Specific market movements of commodities or futures contracts underlying an option cannot accurately be predicted. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments, including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract.

CMF Drury Capital Master Fund L.P.

Notes to Financial Statements

December 31, 2013

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master is exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of counterparty default is typically limited to the amounts recognized in the Statements of Financial Condition and not represented by the contract or notional amounts of the instruments. The Master’s risk of loss is reduced through the use of legally enforceable master netting agreements with counterparties that permit the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master had credit risk and concentration risk, during the reporting Period as CGM and/or MS&Co. or their affiliates were the sole counterparties or brokers with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments is reduced to the extent that, through CGM and/or MS&Co. the Master’s counterparty is an exchange or clearing organization. The Master continues to be subject to such risk with respect to MS&Co.

The General Partner monitors and attempts to control the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly, believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Master may be subject. These monitoring systems generally allow the General Partner to statistically analyze actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provide account analysis of futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not be held to maturity.